Exhibit (a)(1)(P)

HOLOGIC COMPLETES CASH TENDER OFFER FOR THIRD WAVE TECHNOLOGIES, INC.

Bedford, Mass., July 24, 2008 - Hologic, Inc. (Nasdaq: HOLX) today announced the successful completion of the tender offer by its direct wholly-owned subsidiary, Thunder Tech Corp., for all outstanding shares of Third Wave Technologies, Inc. (Nasdaq: TWTI) at a price of $11.25 per share in cash.

The subsequent offering period expired at 12:00 midnight, New York City time, on Wednesday, July 23, 2008. The initial tender offer period expired at 12:00 midnight, New York City time, on Wednesday, July 16, 2008.

The depositary for the tender offer advised Hologic and the Purchaser that, as of the expiration of the subsequent offering period, approximately 47,968,050 shares were validly tendered and not withdrawn in the tender offer, representing approximately 95.8% of Third Wave’s issued and outstanding shares. All validly tendered shares were accepted for payment in accordance with the terms of the tender offer.

Hologic is in the process of completing the acquisition of Third Wave though a short form merger in which Third Wave will become a wholly owned subsidiary of Hologic. In the short form merger, which will be completed as soon as practicable, all outstanding shares of Third Wave not purchased in the tender offer, and not held by a holder who demands appraisal rights for such shares under the Delaware General Corporation Law, will be converted into the right to receive $11.25 per share in cash. Following the merger, detailed instructions will be mailed to Third Wave stockholders who did not tender their shares in Third Wave in the offer outlining the steps to be taken to obtain the merger consideration. The effective date of the merger is anticipated to be July 24, 2008 and after the close of business on the effective date, trading in Third Wave common stock on the NASDAQ will cease.

About Hologic, Inc.

Hologic, Inc. is a leading developer, manufacturer and supplier of premium diagnostics, medical imaging systems and surgical products dedicated to serving the healthcare needs of women. Hologic’s core business units are focused on breast health, diagnostics, GYN surgical, and skeletal health. Hologic provides a comprehensive suite of technologies with products for mammography and breast biopsy, radiation treatment for early-stage breast cancer, cervical cancer screening, treatment for menorrhagia, osteoporosis assessment, preterm birth risk assessment, and mini C-arm for extremity imaging. For more information visit www.hologic.com.

About Third Wave, Inc.

Third Wave develops and markets molecular diagnostic reagents for a variety of DNA and RNA analysis applications to meet the needs of its customers. Third Wave offers a number of products based on its Invader® chemistry for clinical testing. Third Wave offers in vitro diagnostic kits, and analyte specific, general purpose, and research use only reagents for nucleic acid analysis. For more information about Third Wave and its products, please visit Third Wave’s website at www.twt.com.

Information Concerning Forward-Looking Statements

Information set forth in this communication contains forward-looking statements, which involve a number of risks and uncertainties. Such forward-looking statements include, but are not limited to Hologic’s plans, objectives, expectations and intentions and other statements that are not historical facts. Hologic cautions readers that any forward-looking information is not a guarantee of future performance and actual results could differ materially from those contained in the forward-looking information.

Risks and uncertainties include, among others: the risk that the businesses will not be integrated successfully; the transaction may involve unexpected costs or unexpected liabilities; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; competition and its effect on pricing, spending, third-party relationships and revenues; the risk of Third Wave’s products not obtaining regulatory approval or significant delays in obtaining such approval; the need to develop new products and adapt to significant technological change; implementation of strategies for improving internal growth; use and protection of intellectual property; dependence on customers’ capital spending policies and government funding policies, including third-party reimbursement; realization of potential future savings from new productivity initiatives; general worldwide economic conditions and related uncertainties; future legislative, regulatory, or tax changes as well as other economic, business and/or competitive factors; and the effect of exchange rate fluctuations on international operations. In addition, in order to effect the transaction Hologic increased the financing available to it under its existing credit agreement with Goldman Sachs Credit Partners L.P. The substantial leverage resulting from such financing will subject Hologic’s business to additional risks and uncertainties. The risks included above are not exhaustive. The annual reports on Form 10-K, the quarterly reports on Form 10-Q, current reports on Form 8-K and other documents Hologic and Third Wave have filed with the SEC contain additional factors that could impact Hologic’s business and financial performance. Hologic expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the parties expectations or any change in events, conditions or circumstances on which any such statement is based.

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